Christopher J. Zinski
Direct Dial: (312) 258-5548
                                                                EXHIBIT 5

                                       August 22, 1996


Board of Directors
CSB Financial Group, Inc.
200 South Poplar Street
Centralia, Illinois 62801

        RE:  CSB FINANCIAL GROUP, INC. -- REGISTRATION OF 103,500
             SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, ON FORM S-8

Gentlemen:

     We have acted as special counsel to CSB Financial Group, Inc., a Delaware corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-8 (the "Registration
Statement") relating to the offer and sale by the Company of 103,500 shares of Common Stock of the Company, $0.01 par value per share (the "Shares"), as more fully described in the Registration Statement, through the CSB Financial Group, Inc. 1995 Stock Option and Incentive Plan.

     In this connection, we have examined such corporate records, certificates and other documents and have made such other factual and legal investigations as we have deemed necessary or appropriate for purposes of this opinion.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and when issued and upon payment therefor, as contemplated in the Registration Statement, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        SCHIFF HARDIN & WAITE


                                        By: /s/ Christopher J. Zinski
                                           ___________________________________
                                                Christopher J. Zinski